Exhibit 99.1


TUESDAY MARCH 5, 8:58 AM EASTERN TIME
PRESS RELEASE
SOURCE: PAR PHARMACEUTICAL, INC.
PAR PHARMACEUTICAL ACQUIRES FIVE PRODUCTS FROM BRISTOL-MYERS SQUIBB; PAR DISMISSES CLAIMS REGARDING MEGESTROL ORAL SUSPENSION AND BUSPIRONE

SPRING VALLEY, N.Y., March 5 /PRNewswire-FirstCall/ -- Par Pharmaceutical, Inc., a subsidiary of Pharmaceutical Resources, Inc. (PRI)(NYSE: PRX - NEWS), today announced that it has acquired the U.S. rights to five products from Bristol-Myers Squibb. The products include the antihypertensives Capoten(R)and Capozide(R), the cholesterol-lowering medications Questran(R)and Questran Light(R), and Sumycin(R), an antibiotic.

"Acquiring these well-respected products expands our product portfolio and immediately enhances our Company's profitability" said Scott Tarriff, president and chief executive officer of Par Pharmaceutical.

Based on current market information, these products are expected to generate annual sales of approximately $10-$15 million in 2002 and beyond. With a strong base business and the anticipated launches of key products, the Company remains confident of its prospects for continued success.

The product acquisition agreement is retroactive to January 1, 2002. To obtain the rights to the five products, Par will make a one-time payment of $3 million and agrees to terminate its outstanding litigation against Bristol-Myers involving megestrol oral suspension and buspirone. In addition to the income from the product sales, the Company will recognize income based on the valuation assigned to the settlement portion of the agreement in 2002.

PRI, a holding company, develops, manufactures, and distributes generic pharmaceutical products through its wholly owned subsidiary, Par Pharmaceutical. Par, located in Spring Valley, New York, manufactures and distributes over 115 products representing various dosage strengths of 53 drugs. For press release and other Company information, visit our website at HTTP://WWW.PARPHARM.COM.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those concerning management's expectations with respect to future events or future financial performance. Any such statements that refer to PRI's anticipated future results, product performance, or other non-historical facts are forward-looking and reflect PRI's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the uncertainty associated with complex litigation, including the eventual outcome and litigation costs and expenses incurred along the way, the success of PRI's product development activities, and the timeliness with which regulatory authorizations and product introductions may be achieved, market acceptance of PRI's products, the availability of raw materials on commercially reasonable terms, successful compliance with extensive, costly, complex, and evolving governmental regulations and

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restrictions, exposure to product liability, and other risks and uncertainties detailed in PRI's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

SOURCE: PAR PHARMACEUTICAL, INC.